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                                                                     EXHIBIT 8.1


                                  July 26, 2001




To the Persons Listed on
Schedule A attached hereto

         Re:      Capital One Auto Finance Trust 2001-A
                  Class A Notes Federal Tax Opinion

Ladies and Gentlemen:

         We have acted as special federal tax counsel for Capital One Auto Receivables, LLC ("COAR") and Wilmington Trust Company, not in its individual capacity but solely as owner trustee for Capital One Auto Finance Trust 2001-A, a Delaware common law trust (the "Owner Trustee" or the "Trust"), in connection with the issuance and sale of Class A-1 Automobile Receivable-Backed Notes (the "Class A-1 Notes"), Class A-2 Automobile Receivable-Backed Notes (the "Class A-2 Notes"), Class A-3 Automobile Receivable-Backed Notes (the "Class A-3 Notes") and Class A-4 Automobile Receivable-Backed Notes (the "Class A-4 Notes"; together with the Class A-1 Notes, Class A-2 Notes and Class A-3 Notes, the "Notes"), to be issued pursuant to the Indenture, dated as of July 26, 2001 (the "Indenture"), between the Owner Trustee and Wells Fargo Bank Minnesota, National Association, as Indenture Trustee (the "Indenture Trustee"). Capitalized terms not otherwise defined herein are used as defined in the Indenture.

         In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinions, including: (i) the Prospectus, dated July 10, 2001 (the "Prospectus") and the Prospectus Supplement (to the Prospectus), dated July 12, 2001 (the "Prospectus Supplement"), relating to the Notes, as filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; (ii) the Indenture; (iii) the Transfer and Assignment Agreement; (iv) the Contribution Agreement; (v) the Trust Agreement; (vi) the Amended and Restated


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July 26, 2001
Page 2


Limited Liability Company Agreement of COAR; (vii) specimens of the Notes and
(viii) specimens of the Certificate (collectively the "Operative Documents").

         The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

         Based upon the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, it is our opinion that,

         (i) the Notes will be treated as debt for United States federal income tax purposes;

         (ii) each of COAR and the Trust will be disregarded as separate entities for United States federal income tax purposes and will not be subject to United States federal income tax; and

         (iii) the Certificate represents direct ownership of the Trust's assets for United States federal income tax purposes.

         The scope of these opinions are expressly limited to the issues set forth herein, and we express no opinion with respect to any other taxes or collateral tax consequences with respect to the Receivables or the Trust.


                                             Very truly yours,

                                             /s/ Mayer, Brown & Platt

                                             MAYER, BROWN & PLATT




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July 26, 2001
Page 3



WAL/PJK/KAA


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July 26, 2001
Page 4

                                   Schedule A



Standard & Poor's Ratings Services
55 Water Street
40th Floor
New York, New York 10041

Fitch, Inc.
One State Street Plaza
New York, New York 10004

Banc of America Securities LLC
as Representative of
 the several Underwriters

Bank of America Corporate Center
100 North Tryon Street, 10th Floor
Charlotte, NC  28255

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE  19890-0001

Wells Fargo Bank Minnesota, National Association
 Individually and as Indenture Trustee
6th and Marquette Avenue
Minneapolis, MN  55479-0001

Capital One Auto Finance, Inc.
2890 Fairview Park Drive
Falls Church, VA  22402




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October 19, 2000
Page 5


Capital One Auto Receivables, LLC
2890 Fairview Park Drive
Falls Church, VA  22402

MBIA Insurance Corporation
113 King Street
Armonk, NY  10504